AMENDMENT NO. 2
TO THE
PLUM CREEK SUPPLEMENTAL BENEFITS PLAN – PENSION

The Plum Creek Supplemental Benefits Plan – Pension (the “Plan”), as amended and restated effective April 1, 1998, is hereby amended pursuant to Section 5.7 of the Plan, effective January 23, 2002.

1.     A new SECTION 4A ENHANCED BENEFITS is added to the Plan as follows:

SECTION 4A

ENHANCED BENEFITS

4A.1 Enhanced Supplemental Pension Benefit

Upon the termination of employment of a Participant listed in Appendix Aa, who has reached age 55, the Company shall pay or cause to be paid to such Participant (or his or her Surviving Spouse in the case of his or her death) enhanced supplemental pension benefits under this Plan as determined under this Section 4A. Enhanced benefits paid under Section 4A at age 55 shall be in lieu of the any benefits payable under Section 4. If a Participant terminates before attaining age 55, the enhanced supplemental pension benefits under this Section 4A shall be forfeited and the Participant’s benefits will be determined under Section 4.

The enhanced supplemental pension benefit under this Section equals the amount described in (a) reduced by the sum of (b) and (c). The enhanced supplemental pension benefits under this Section 4A shall be vested and nonforfeitable to the same extent that the related benefits under the Pension Plan would be vested and nonforfeitable.

(a)	Pension Plan Amount

The lump sum value of a monthly single-life annuity equal to the sum of the Initial Percentage of Final Average Monthly Earnings, plus the Incremental Percentage of Final Average Monthly Earnings for each year of Credited Service earned after age 55 up to a maximum of 5 years. The Initial Percentage and Incremental Percentage are defined in Appendix Aa. The lump sum value will be determined using the assumptions described in paragraph (d) below. “Final Average Monthly Earnings” shall be determined under the Pension Plan as follows:

(1)	By including in the Participant’s compensation during the period for which the Pension Plan benefits are computed, to the extent not already done so under the Pension Plan, any amount that has not been taken into account due to the limitations of Section 401(a)(17) ($200,000 in 2002 and indexed for future years) or due to a reduction of compensation that has occurred pursuant to an election of the Participant under Section 125 or Section 401(k) or under the Deferred Compensation Plans.

(2)	By taking into account any service granted to the Participant and any benefit formula adjustments required by an employment contract.

(3)	By taking into account any award granted to the Participant under the Plum Creek Management Company, L.P. Management Incentive Plan (the “MIP”) including both cash and units.

(b)	Prior Burlington Resources Pension Plan Offset

The amount specified for the Participant as listed in Appendix A increased annually from December 31, 1992 through December 31, 1999 by the immediate PBGC interest rate in effect on January 1 of each year; and from January 1, 2000 to the December 31st immediately preceding the date of termination of employment based on the annual interest rate determined under Code Section 417(e)(3)(A)(ii)(II) (which, as of the date of this amendment, is the average annual yield on thirty (30)-year Treasury Constant Maturities) for November before the Plan Year which contains the Participant’s date of termination of employment.

(c)	Social Security Offset

The lump sum value of a monthly single-life annuity starting at age 62 (or age at termination of employment, if older) equal to 100% of the Participant’s monthly primary Social Security benefit projected to be payable starting at age 62 (or age at termination of employment, if older). If a Participant terminates before age 62, the Participant’s primary Social Security benefit shall be calculated assuming zero earnings after the Participant’s termination of employment. The lump sum value will be determined using the assumptions described in paragraph (d) below.

(d)	Lump Sum Assumptions

The lump sum amounts described in Section 4A.1(a) and 4A.1(c) shall be determined using the following interest rate and mortality table:

Interest:	the annual interest rate determined under Code Section 417(e)(3)(A)(ii)(II) (which, as of the date of this amendment, is the average annual yield on thirty (30)-year Treasury Constant Maturities) for November before the Plan Year which contains the Participant’s date of termination of employment.

Mortality:	the mortality table prescribed by the Secretary under Code Section 417(e)(3)(A)(ii)(I) as in effect on the Participant’s date of termination of employment (which, as of the date of this amendment, is the mortality table set forth in Rev. Rul. 2001-62 and based on the unloaded mortality rates underlying the 1994 Group Annuity Reserving Table, projected to 2002, and blended fifty percent (50%) male and fifty percent (50%) female.)

The amount of a lump sum payment of supplemental pension benefits to a Participant’s Surviving Spouse shall be determined as if the Participant had terminated his or her employment on the date of death. Pre-retirement death benefit provisions under the Pension Plan shall not apply.

4A.2 Other Supplemental Benefits

Participants in this Plan are not eligible for participation in the Plum Creek Key Employee Supplemental Pension Plan.

4A.3 Time and Manner of Payment

The payment of any supplemental pension benefit owed to a Participant (or his or her surviving spouse) pursuant to Section 4A.1 shall be determined under 4A.1, as soon as practicable after the Participant’s termination of employment with the Company. The payment of any other supplemental benefits pursuant to an employment contract under Section 4A.1(a)(2) shall be made as provided in the employment contract. Such payment shall constitute a complete discharge of all obligations to the Participant and his or her Surviving Spouse or Beneficiary under the Plan.

Alternatively, a Participant may elect a 10-year certain annuity option at any time up to twelve (12) months before the date benefit payments are to commence. Any election regarding the form of the benefit payment within twelve (12) months of the date benefit payments are to commence will not be valid. This annuity option shall be determined under Section 4A.1(d) for determining the appropriate lump sum payment and then converted to a 10-year certain annuity option based on the interest rate that will be earned by the investment vehicle used to fund this obligation.

2.     APPENDIX A is replaced in its entirety with the following:

APPENDIX A
TO THE PLUM CREEK SUPPLEMENTAL
BENEFITS PLAN — PENSION

Pursuant to Section 3.1 Participants, the following individuals are Participants in the Plan commencing on the date specified, and each individual shall remain a Participant until his or her entire benefit under the Plan is distributed. The offset amount for each Participant pursuant to Section 4.1(b) is shown below.

Name	Offset Amount Pursuant to Section4.1(b)	Commencement Date
William R. Brown	$0	2/22/95
Michael J. Covey	$0	1/1/98
Barbara L. Crowe	$0	4/1/97
Joan K. Fitzmaurice	$0	1/15/02
Rick R. Holley	$103,817.95	1/1/93
James A. Kraft	$63,620.87	1/1/93
Thomas M. Lindquist	$0	12/30/01

3.     APPENDIX Aa is added to the Plan as follows:

APPENDIX Aa
TO THE PLUM CREEK SUPPLEMENTAL
BENEFITS PLAN — PENSION

The following Participant(s), eligible to participate in the Plan under Section 3.1 Participants and Appendix A, are eligible for the enhanced supplemental pension benefit under Section 4A.1 at age 55. The enhanced supplemental pension benefit is in lieu of the supplemental pension benefit payable under Section 4.

Name	Initial Percentage	Incremental Percentage
Rick R. Holley	50%	2%

        IN WITNESS WHEREOF, Plum Creek Timberlands, L.P. has caused this Amendment No. 2 to be duly executed this 25th day of July, 2003.

PLUM CREEK TIMBERLANDS, L.P. By PLUM CREEK TIMBER I, L.L.C., General Partner By: /s/ William R. Brown Its: Executive Vice President and Chief Financial Officer

/s/ Susanna N. Duke
Witness